Exhibit 99.1

EMERGE INTERACTIVE ANNOUNCES RESIGNATION

OF CHRISTOPHER J. DAVIS FROM BOARD OF DIRECTORS

SEBASTIAN, FL, December 29, 2004 - eMerge Interactive, Inc. (NASDAQ: EMRG), a technology company serving the agricultural, foodservice, and healthcare industries, today announced that Christopher J. Davis has resigned from its Board of Directors effective December 28, 2004.

“We are aware of the increasing demands on Chris’s time as Executive Vice President and Chief Administrative and Financial Officer of Safeguard Scientifics, Inc. (NYSE: SFE), and we fully understand and respect his decision to resign,” said David C. Warren, eMerge’s Chief Executive Officer. “On behalf of the Board of Directors, I would like to thank Chris for his dedicated service over the past four years as a company Director. His contributions played an important role as eMerge was redefining its business model and his guidance on many critical issues was instrumental to our successful transition.”

“I plan to focus more of my energies on Safeguard Scientifics’ strategic business objectives for 2005 and beyond,” said Christopher Davis. “I have enjoyed the opportunity to be a part of eMerge’s growth and to work with its directors and management in service to eMerge’s shareholders.”

About eMerge Interactive

eMerge Interactive, Inc. is a technology company serving the agricultural, foodservice, and healthcare industries. The Company is developing a broad portfolio of innovative products including VerifEYETM HandScan, Solo, and CIS contamination detection systems, for use in restaurants, hospitals, and food processors. The Company’s agricultural products include CattleLogTM, a USDA-approved Process Verified Program providing individual animal data collection and reporting that enables livestock tracking, verification, and branding. For more information, please visit www.emergeinteractive.com.